Exhibit 99.1

Qualigen Therapeutics, Inc. Announces 1-for-10 Reverse Stock Split

Action to comply with continued listing requirements for Nasdaq Capital Market

CARLSBAD, Calif., November 22, 2022 — Qualigen Therapeutics, Inc. (Nasdaq: QLGN Qualigen Therapeutics, Inc.), a diversified life sciences company focused on developing treatments for adult and pediatric cancers with potential for Orphan Drug Designation, while also commercializing diagnostics, today announces that its board of directors (the “Board”) has approved a 1-for-10 reverse stock split of the Company’s common stock. The reverse stock split will become effective at 12:01 am ET on November 23, 2022 and begin trading on a split-adjusted basis at the market open on November 23, 2022 with the new CUSIP number 74754R 202.

The Company is implementing the reverse stock split to enable it to regain compliance with the Nasdaq $1.00 minimum bid price requirement.

The reverse stock split was approved by the Company’s stockholders at the Company’s reconvened 2022 Annual Meeting, held on October 28, 2022, at a ratio of not less than 1-for-5 and not greater than 1-for-10, with the exact ratio, if approved and effected at all, to be set within that range at the discretion of the Board.

As a result of the reverse stock split, every 10 shares of the Company’s common stock issued and outstanding will be automatically reclassified into one share of common stock. No fractional shares will be issued in connection with the reverse split. Stockholders will be entitled to a cash payment in lieu of any fractional shares.

All outstanding stock options, warrants, and equity incentive plans will be proportionately adjusted. The exercise prices of outstanding stock options and warrants, and shares reserved under the Company’s equity incentive plans will be adjusted in accordance with their respective terms. The reverse stock split will affect all stockholders uniformly and will not affect any stockholder’s ownership percentage of Company shares, with the exception of those stockholders receiving cash in lieu of fractional shares.

Equiniti Trust Company (“Equiniti”) is acting as the exchange agent and transfer agent for the reverse stock split. Equiniti will provide instructions to stockholders with physical certificates regarding the process for exchanging their certificates for split-adjusted shares into “book-entry form” and receiving payment for fractional shares, if any. Those stockholders who hold common stock in “street name” will receive instructions from their brokers.

“The reverse stock split is of paramount importance to Qualigen as it is the means by which our stock remains on the Nasdaq Capital Market and furthers our ability to meet our financial needs to execute on our various development programs,” commented Michael Poirier, Qualigen’s Chairman and CEO. “We are grateful to our stockholders who recognize this value, and who support our innovative therapeutic programs for rare cancers, including our lead program QN-302, targeted to become clinical stage in 2023. We look forward to the opportunity to achieve more important milestones and to report back to our stockholders as we make progress.”

About Qualigen Therapeutics, Inc.

Qualigen Therapeutics, Inc. is a diversified life sciences company focused on developing treatments for adult and pediatric cancer, as well as maintaining and expanding its core FDA-cleared FastPack ® System, which has been used successfully in diagnostics for over 20 years. Our investigational QN-302 compound is a small molecule selective transcription inhibitor with strong binding affinity to G4s prevalent in cancer cells; such binding could, by stabilizing the G4s against “unwinding,” help inhibit cancer cell proliferation. The investigational compounds within Qualigen’s family of RAS oncogene protein-protein interaction inhibitor small molecules are believed to inhibit or block the binding of mutated RAS genes’ proteins to their effector proteins, thereby leaving the proteins from the mutated RAS unable to cause further harm. In theory, such mechanism of action may be effective in the treatment of about one quarter of all cancers, including certain forms of pancreatic, colorectal, and lung cancers. Our investigational QN-247 compound inhibits nucleolin, a key multi-functional regulatory protein that is overexpressed in cancer cells; QN-247 may thereby be able to inhibit the cells’ proliferation. QN-247 has shown promise in preclinical studies for the treatment of acute myeloid leukemia (AML). In addition to its oncology drug pipeline, Qualigen has an established diagnostics business which manufactures and distributes proprietary and highly accurate rapid blood testing systems to physician offices and small hospitals for the management of prostate cancer and other diseases and health conditions.

For more information about Qualigen Therapeutics, Inc., please visit www.qualigeninc.com.

Contact:

Jules Abraham

JQA Partners, Inc.

917-885-7378

jabraham@jqapartners.com

Source: Qualigen Therapeutics, Inc.